Exhibit (d)(19)(K)
JOHN HANCOCK FUNDS II
AMENDED AND RESTATED SUBADVISORY CONSULTING AGREEMENT
     AGREEMENT made this 1st day of January, 2010, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (“the Adviser”), and Deutsche Investment Management Americas Inc., a Delaware corporation (“DIMA”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	APPOINTMENT OF DIMA
DIMA undertakes to provide the services described in Section 2 below in connection with the Adviser’s management of the series of John Hancock Funds II (the “Trust”) listed in Appendix A (collectively, the “Funds”), subject to the supervision of the Board of Trustees of the Trust (the “Board”) and the Adviser. DIMA will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way except as expressly authorized in this Agreement or another writing by the Adviser. Each Fund operates as a “fund of funds” and invests primarily in other series of the Trust or other investment companies managed by the Adviser and its affiliates (“Affiliated Funds”), and investment companies managed by advisers that are not affiliated with the Adviser (“Unaffiliated Funds”) (collectively, “Underlying Funds”).
     DIMA represents that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
2.	SERVICES TO BE RENDERED BY DIMA
a.	DIMA will provide the Adviser the following information and services as may be requested by the Adviser from time to time:
•	calculate the probability that the advisers to the Unaffiliated Funds are likely outperform their performance benchmarks;

•	on a quarterly basis, perform statistical performance analysis of historical returns for managers of Underlying Funds that the Adviser is considering for possible investment by the Funds;

•	on a quarterly basis, using a combination of sources, including DIMA’s proprietary optimization technology, DIMA seeks to optimize Fund investments consistent with one or more performance objectives specified by the Adviser (including, but not limited to, the probability of out-performing a benchmark, minimum shortfall relative to the benchmark, and specification of the benchmark for each Fund, and any constraints that the Adviser may specify on allocations to Unaffiliated Funds);

•	consult with the Adviser to explain proposed allocations on a quarterly basis and review past performance of the Funds, provided that DIMA is given information on the performance of these Funds and the actual allocations implemented.
b.	DIMA, at its expense, will furnish all necessary: (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement.

c.	DIMA shall be entitled to delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG unless such delegation would violate the anti-assignment provisions of the Advisers Act or the Investment Company Act of 1940, as amended (the “1940 Act”).

3.	COMPENSATION OF DIMA
The Adviser will pay DIMA with respect to each Fund the compensation specified in Appendix A to this Agreement.
4.	LIABILITY OF DIMA

a.	Neither DIMA nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of DIMA or any of its directors.

b.	DIMA and any of its directors, officers or employees shall not in any event have any liability to the Trust or Adviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to the gross negligence of DIMA or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

5.	CONFLICTS OF INTEREST
     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in DIMA as trustees, officers, partners or otherwise; that employees, agents and partners of DIMA are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that DIMA may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.
6.	REGULATION
DIMA shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.
7.	DURATION AND TERMINATION OF AGREEMENT
     This Agreement shall become effective with respect to each Fund as of the date first written above.
     The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Fund only so long as such continuance is specifically approved at least annually, either by: (i) the Trustees of the Trust; or (ii) by a majority of the outstanding voting securities of the Funds, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.
     Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund (as defined in Rule 18f-2(h) under the 1940 Act) votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of: (a) any other Fund affected by the Agreement; or (b) all the Funds.
     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, DIMA will continue to provide the services described herein with respect to the affected Fund pending the required approval of the Agreement or its continuance or of a new contract with DIMA or a different adviser or other definitive action; provided, that the compensation received by DIMA in respect of such Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.
     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty days’ written notice to the Adviser and DIMA, or by the Adviser or DIMA on sixty days’ written notice to the Trust and the other parties. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason with respect to the Funds.
8.	PROVISION OF CERTAIN INFORMATION BY DIMA
     DIMA will promptly notify the Adviser in writing of the occurrence of any of the following events:
a.	DIMA fails to be registered as an investment adviser under the Advisers Act;

b.	DMA is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in control of DIMA within the meaning of the 1940 Act.

9.	SERVICES TO OTHER CLIENTS
     The Adviser understands, and has advised the Board, that DIMA now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Board, that DIMA and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Funds. DIMA is not obligated to initiate transactions for a Fund in any security that DIMA, its affiliates or employees may purchase or sell for their own accounts or other clients.
10.	AMENDMENTS TO THE AGREEMENT
     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of the Trustees of the Trust, including the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) either (a) by a majority of the outstanding voting securities of any affected Fund; or (b) pursuant to an exemptive order from the Securities and Exchange Commission permitting such amendment without obtaining shareholder approval. Any required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of: (a) any other Fund affected by the amendment; or (b) all the Funds of the Trust.
11.	ENTIRE AGREEMENT
     This Agreement contains the entire understanding and agreement of the parties.
12.	HEADINGS
     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
13.	NOTICES
     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or DIMA, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.	SEVERABILITY
     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.
15.	REPRESENTATIONS OF THE ADVISER
a.	The Adviser represents, warrants and agrees on a continuing basis the following:
1.	it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint DIMA to perform the services envisaged in this Agreement;

2.	it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which it is bound whether arising by contract, operation of law or otherwise;

3.	as a condition of the provision of services by DIMA hereunder, it will produce to DIMA such documents as it may require as evidence of its authority to enter into this Agreement, and will forthwith advise DIMA of any variation of or supplements to such documents relevant to its authority to enter into this Agreement; and

4.	it will notify DIMA promptly if there is any change to the investment policies of a Fund and will provide such other relevant information as DIMA may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement, such relevant information including, but not limited to, providing DIMA with historical performance (monthly return) for all of the managers that it wishes to include in DIMA’s analysis, its performance objective (benchmarks for each Fund, constraints, performance objective), and any views that it wishes to place on a benchmark or a manager’s future performance. The Adviser acknowledges that a failure to provide such information may adversely affect the quality of the services that DIMA may provide.
b.	DIMA represents, warrants and agrees on a continuing basis the following:
1.	it is duly registered as an investment adviser under the Advisers Act;

2.	it has the authority to enter into this Agreement;

3.	it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which DIMA is bound whether arising by contract, operation of law or otherwise.
16.	GOVERNING LAW
     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the 1940 Act.
To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17.	LIMITATION OF LIABILITY
     The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “ John Hancock Funds II” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Fund with respect to which such obligation or claim arose, shall be liable.
18.	CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     DIMA agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.
19.	CONSULTATION WITH SUBADVISERS TO OTHER FUNDS
As required by Rule 17a-10 under the 1940 Act, DIMA is prohibited from consulting with the entities listed below concerning transactions for a Fund in securities or other assets:
1.	other subadvisers to the Fund;

2.	other subadvisers to an Affiliated Fund;

3.	other subadvisers to a portfolio under common control with the Fund.
20.	COMPLIANCE
Upon execution of this Agreement, DIMA shall provide the Adviser with DIMA’s annual compliance program review report regarding its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of this Agreement, DIMA shall promptly submit to the Adviser: (i) a summary of any material changes to the Compliance Policies; (ii) notification of the commencement of a regulatory examination of DIMA; and (iii) notification of any material compliance matter that relates to the services provided by DIMA to the Trust, including but not limited to, any material violation of the Compliance Policies or of DIMA’s code of ethics and/or related code. Throughout the term of this Agreement, DIMA shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-l under the 1940 Act.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executedunder seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Bruce R. Speca
Bruce R. Speca
Executive Vice President

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
By:	/s/ W. Douglas Beck
W. Douglas Beck

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
By:	/s/ Joseph W. Sarbinowski
Joseph W. Sarbinowski

APPENDIX A
     DIMA shall serve as consultant for each series of the Trust listed below (each a “Fund”). The Adviser will pay DIMA, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Subadviser Consulting Fee”):
     of the average annual net assets of the Fund.
The Funds are as follows:
Lifestyle Aggressive Portfolio
Lifestyle Balanced Portfolio
Lifestyle Conservative Portfolio
Lifestyle Growth Portfolio
Lifestyle Moderate Portfolio
Lifecycle 2010 Portfolio
Lifecycle 2015 Portfolio
Lifecycle 2020 Portfolio
Lifecycle 2025 Portfolio
Lifecycle 2030 Portfolio
Lifecycle 2035 Portfolio
Lifecycle 2040 Portfolio
Lifecycle 2045 Portfolio
Lifecycle 2050 Portfolio
     Except as noted below, the Subadviser Consulting Fee shall be accrued daily and paid monthly within 30 days of the close of the month.
     If, with respect to any Fund, this Agreement terminates, or if the manner of determining the Subadviser Consulting Fee changes, before the end of any month, the Subadviser Consulting Fee (if any) for the period from the effective date of this Agreement, or from the beginning of such month, to the date of termination, or of such change, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such termination or change occurs.

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